Exhibit 3.13

                            ARTICLES OF INCORPORATION

                                       OF

                            ENVIRONMENTAL REHAB, INC.
                            (a Wisconsin Corporation)
                           ---------------------------

                  These Articles of Incorporation are executed by the undersigned for the purpose of forming a Wisconsin corporation under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.

                                   ARTICLE I.

                                      Name

                  The name of the corporation is Environmental Rehab, Inc.

                                  ARTICLE II.

                                     Purpose

                  The purpose for which this corporation is organized is to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.

                                  ARTICLE III.

                                  Capital Stock

          A. The aggregate number of shares which this corporation shall have authority to issue is 56,000 of a single class designated as "Common Stock," having a par value of $1.00 per share.

          B. No shareholder of the corporation shall have any preemptive or other subscription rights nor be entitled, as of right, to purchase or subscribe for any part of the

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unissued stock of this corporation or of any additional stock issued by reason of any increase in authorized capital stock of this corporation or other securities, whether or not convertible into stock of the corporation.

                                  ARTICLE IV.

                        Limitations on Transfer of Stock

          The transferability of any of the stock of the corporation may be restricted from time to time by the shareholders by appropriate provision in the by-laws or by agreement or agreements entered into by any shareholder or shareholders with the corporation and/or any other shareholder or shareholders, and/or with any third persons, and the shares of stock of such shareholder or shareholders thereupon shall be subject to such by-laws, agreement or agreements and shall be transferable only upon proof of compliance therewith; provided, however, that such by-laws, agreement or agreements shall be filed with the corporation and reference thereto placed on the certificate or certificates of stock.

                                   ARTICLE V.

                           Registered Office and Agent

          The registered office of the corporation is located at 222 West Washington Avenue, Madison, County of Dane, Wisconsin 53703 and the name of the registered agent at such office is CT Corporation System.

                                   ARTICLE VI.

                                    Directors

          The number of directors may be fixed from time to time by the by-laws but shall not be less than the minimum number allowed by Wisconsin law. The directors need not be

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shareholders and officers need not be directors. The initial Board of Directors shall consist of three (3) members whose names are set forth below:

                                  P. Ralph Helm
                                Frank E. Stevens
                               G. Michael Decker

                                  ARTICLE VII.

                                  Incorporator

          The Incorporator is Thomas E. Lange, whose address is 111 East Wisconsin, Suite 2100, Milwaukee, Wisconsin 53202.

                                 ARTICLE VIII.

                        Purchase of Shares by Corporation

          The corporation is authorized by action of the Board of Directors, without the consent of the shareholders, to purchase, take, receive or otherwise acquire shares of the capital stock of the corporation, subject to the applicable provisions of Wisconsin law.

                                  ARTICLE IX.

                                    Recording

          This document shall be recorded in Dane County, Wisconsin.